Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Z Trim Holdings, Inc.

We hereby consent to the inclusion in this annual report on Form 10-K of Z Trim Holdings, Inc. of our report dated March 29, 2013, relating to the Company's financial statements appearing in the Form 10-K for the years ended December 31, 2012 and 2011.

/s/ M&K CPAS, PLLC

Houston, Texas

March 29, 2013